Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@FRGI.com

Fiesta Restaurant Group, Inc. Announces Completion of Strategic Renewal Plan with Comprehensive Restaurant Portfolio Review
2019 Focus Will Be on Foundational Growth Strategy

Dallas, TX -- (Businesswire) - December 20, 2018 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today announced it will close 14 Pollo Tropical restaurants in Florida and Georgia, including all nine Pollo Tropical restaurants in the greater Atlanta metropolitan area, and nine Taco Cabana restaurants in Texas. Nearly all employees impacted by the Florida and Texas closures will be offered positions at nearby Pollo Tropical or Taco Cabana restaurant locations.

The 14 closed Pollo Tropical restaurants contributed approximately $15.1 million in restaurant sales and $4.6 million in restaurant level pre-tax operating losses, including $2.0 million in depreciation expense, for the eleven months ended December 2, 2018. The nine closed Taco Cabana restaurants contributed approximately $9.1 million in restaurant sales and $1.5 million in restaurant level pre-tax operating losses, including $0.7 million in depreciation expense, for the eleven months ended December 2, 2018.

As a result of these closures, the Company currently expects to recognize non-cash impairment charges of approximately $12.0 million to $13.0 million and related lease and other charges of approximately $3.0 million to $3.5 million during the fourth quarter of 2018. The actual amount of related lease and other charges will be based on the timing of restaurant closures.

Fiesta President and Chief Executive Officer Richard Stockinger said, “In completing our Strategic Renewal Plan with this comprehensive restaurant portfolio review, we will enter 2019 with a keen focus on building traffic, improving margins and rebranding Pollo Tropical for future expansion outside of South Florida. We believe that these steps will build the foundation for growth beginning in 2020.”

Mr. Stockinger concluded, “We continue to be optimistic about the future of Pollo Tropical and Taco Cabana and are pleased with recent progress made on several growth initiatives that we believe should have a meaningful impact on our business. New loyalty programs will be in place at both brands by the end of this year, we have rebranded and built an infrastructure to support Pollo Tropical catering and are in the process of doing the same at Taco Cabana, and third-party delivery is being piloted at select Pollo Tropical restaurants.”

About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast-casual restaurants that offer distinct and unique tropical and Mexican inspired flavors with broad appeal at a compelling value. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, including the results of our Strategic Renewal Plan, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.